July  31, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:     JMB MORTGAGE PARTNERS, LTD.
        Commission File No. 2-79095
        Form 15

Gentlemen:

Transmitted,   for  the  above-captioned  registrant,  is  the
electronically filed executed copy of registrant's current report on Form 15 dated July 31, 1997.

Thank you.

Very truly yours,


JMB MORTGAGE PARTNERS, LTD.



        GAILEN J. HULL
By:     Gailen J. Hull
        Senior Vice President and
        Principal Accounting Officer


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15


Certification  and  Notice of Termination of Registration  under
Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the
Securities  Exchange Act of 1934.


                         COMMISSION FILE NO.:  2-79095

                    JMB  MORTGAGE PARTNERS, LTD.
            ----------------------------------------------------

             (Exact  name  of  registrant as  specified  in  its
              charter)


       900     N.    Michigan    Avenue,    Chicago,    Illinois
       312-915-1987
  --------------------------------------------------------------

   (Address and telephone number of registrant's principal executive offices)


                         LIMITED PARTNERSHIP INTERESTS
            (Title  of each class of securities covered by  this
             Form)


                                     NONE
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an "X" in the boxes to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [ X ]       Rule 12h-3(b)(1)(ii)
[   ]
       Rule  12g-4(a)(1)(ii)    [   ]       Rule 12h-3(b)(2)(i)
[   ]
       Rule 12g-4(a)(2)(i)      [   ]       Rule 12h-3(b)(2)(ii)
[   ]
       Rule   12g-4(a)(2)(ii)   [   ]       Rule   15d-6  [ X ]

       Rule 12h-3(b)(1)(i)      [ X ]

       Approximate number of holders of record as of the certification or notice date:

                         ZERO - Registrant Liquidated

     Pursuant to the requirements of the Securities Exchange Act of 1934. JMB Mortgage Partners, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     JMB REALTY CORPORATION
                                     Corporate General Partner


                                     By:   GAILEN J. HULL
                                           ---------------------

                                           Gailen J. Hull
                                           Senior Vice President
Dated: July 31, 1997